EXHIBIT 99

Respironics Acquires Caradyne Limited

Purchase Brings Emerging Ventilation and Humidification Technologies

MURRYSVILLE, Pa., Mar 4, 2004 — Respironics, Inc. (Nasdaq: RESP) announced today that it has acquired 100 percent of the outstanding capital stock of Western Biomedical Technologies (WBT), an Ireland-based company, which owns 100 percent of the outstanding capital stock of Caradyne Limited (Caradyne), also an Ireland-based company. Caradyne, which has revenues of approximately $3.5 million, is involved in the development, manufacturing and marketing of unique ventilation and humidification technology. The base cash purchase price is $5.5 million. John O’Dea, the co-founder of Caradyne will remain with Respironics as Director and Plant Manager of the Irish facility. Mr. O’Dea is eligible for additional payments that, in total, represent a fraction of the base purchase price, based on the achievement of certain business objectives.

“This acquisition brings to Respironics complementary technologies expanding the benefits of our Total Ventilation Solution(SM),” said Respironics President and CEO John Miclot. “Caradyne’s Whisperflow technology for example has application in noninvasive ventilation in the pre-hospital and emergency room settings. This broadens our noninvasive ventilation offering from hospital and homecare to paramedic crews where critical intubation decisions are often made.”

Miclot further noted that Caradyne’s novel air generation technologies, with integrated humidification, are exciting additions to Respironics’ sleep and respiratory product portfolio and further enhance our product development efforts.

Caradyne was established in 1998 and specializes in the design and manufacture of respiratory therapy equipment with an expertise in positive pressure ventilation. The Company is focused on providing innovative noninvasive devices for use in hospitals, and pre-hospital applications. The Whisperflow product line provides a comprehensive noninvasive ventilation treatment solution effective for treating a wide range of adult and pediatric respiratory conditions. Most notably, it is designed to reduce the patients’ work of breathing, improve oxygen uptake and is highly portable and easy to use.

“This strategic acquisition clearly fits into our market needs approach of developing or acquiring technologies that will meet the emerging needs of our customers and offer avenues for expansion of our business,” added Miclot.

The company stated that the acquisition will not have a material impact on revenues or earnings and that there will be no change in financial outlook or guidance based on the acquisition.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 2,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, regulatory enforcement actions, anticipated results from acquisitions, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

SOURCE Respironics, Inc.